Contact:
Laurie Crawford

laurie.crawford
@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

FOR IMMEDIATE RELEASE

   ADVANCE AUTO PARTS ELECTS DARREN JACKSON TO ITS BOARD OF DIRECTORS

Roanoke, Virginia, July 21, 2004 – Advance Auto Parts, Inc. (NYSE: AAP) is pleased to announce that Darren R. Jackson, Chief Financial Officer and Executive Vice President of Finance for Best Buy Co., Inc. (NYSE: BBY), was elected to its Board of Directors and will serve as a member of the board’s audit committee.

Larry Castellani, Chairman and Chief Executive Officer of Advance Auto Parts said, “We are excited to have Darren Jackson join our Board. His numerous accomplishments and talents, including a strong background in finance, strategic planning and retailing, will further strengthen our Board. We look forward to his contributions to our Company.”

Jackson joined Minneapolis-based Best Buy in 2000 and was appointed its chief financial officer in February of 2001. Prior to that, he served as vice president and chief financial officer of Seattle-based Nordstrom Inc. and held various senior positions including chief financial officer of Carson Pirie Scott & Company in Milwaukee. He began his career at KPMG Peat Marwick.

In 2001, Jackson was recognized as one of Minneapolis’ top 40 executives under 40 and was named as one of the top 20 young chief financial officers likely to shape the profession by CFO magazine. Jackson graduated from Marquette University in Milwaukee and holds a bachelor’s degree in accounting. He is a member of the Marquette University Board of Trustees and President’s Council.

Headquartered in Roanoke, VA, Advance Auto Parts is a leading retailer of automotive parts and products in the United States. At April 24, 2004, the Company had 2,553 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

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